EXHIBIT 99.1

NEWS RELEASE for February 15, 2005 at 7:30 AM EST Contact: Investors: Matt Clawson ChromaVision Medical Systems, Inc.: Media: Len Hall    Stephen T. D. Dixon Allen & Caron, Inc. Executive Vice President & CFO (949) 474-4300 (949) 443-3355

CHROMAVISION MEDICAL SYSTEMS TO CHANGE NAME TO CLARIENT

New Name and Ticker Symbol Mark Completion of Significant Business Transformation

SAN JUAN CAPISTRANO, CA (February 15, 2005)…. ChromaVision Medical Systems (Nasdaq: CVSN), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced that it is changing the name of the corporation to Clarient, Inc. in order to better reflect a new strategy, direction and business plan that have been expanded to serve three distinct markets.  The Company expects the legal name change to be in effect by March 15, 2005.  The Company has reserved the ticker symbol “CLRT” with the Nasdaq Stock Market and shares of the Company are expected to begin trading under that new symbol in mid-March.

Chief Executive Officer Ron Andrews said, “We have broadened our operating plan beyond that of simply being an equipment and software supplier to a company providing a full range of products and services supporting the leading edge of cancer diagnostics where technology and medicine converge.  It is important that our customers, our employees, and our investors understand that corporate transformation.  For years, ChromaVision has been creating a disproportionate amount of value for others in the diagnostics field by allowing them to market our imaging technology and expertise – Clarient will operate with the mission of capturing that value for the benefit of Clarient shareholders.”

Under the Clarient name, the Company will be organized into three business units – diagnostic services, which provides a full range of onsite and remote advanced cancer diagnostic testing; biopharmaceutical services, which provides technology and expertise to leading drug companies in pursuit of a new generation of targeted cancer therapies; and the Company’s legacy imaging equipment product line.

“Winning the battle against cancer is a very real and personal commitment for this entire organization and the Company today is addressing that battle on multiple fronts and aggressively pursuing new business opportunities,” continued Andrews.  “The name Clarient is representative of the clarity we bring to cancer diagnostics via both technology and services that better support those in the healthcare field as they develop and adopt a new generation of individualized tools to characterize and treat the nation’s number one cause of death.”

About ChromaVision Medical Systems, Inc.

ChromaVision provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients.  A majority-owned subsidiary of Safeguard Scientifics, Inc., ChromaVision was formed in 1997 to develop and market the Automated Cellular

Imaging System (ACIS).  This digital imaging and assessment system allowed pathologists, for the first time, to obtain reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premiere cancer specialists, forming the ChromaVision laboratory services business.  This facility and the ChromaVision team support the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

ChromaVision’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery.  Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using ChromaVision technology and services.  ChromaVision and ACIS are registered trademarks of ChromaVision.  For more information, visit www.clarientinc.com.

About Safeguard Scientifics, Inc

Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development.  Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities.  Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders.  For more information about Safeguard and its strategy, visit www.safeguard.com.

The statements herein regarding ChromaVision Medical Systems, Inc. contain forward-looking statements that involve risks and uncertainty.  Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company’s ability to successfully implement its plans to change its name, to reorganize itself into separate business units and to continue to expand its offerings of cancer diagnostic laboratory services, biopharma services and in-sourcing of the Company’s Access remote pathology program,  The performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

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